Exhibit 99.2

Viasat Announces Proposed Private Placement of $733.4 Million of Senior Notes

CARLSBAD, Calif., Sept. 13, 2023 — Viasat, Inc. (Nasdaq: VSAT) intends to commence an offering of $733.4 million in aggregate principal amount of senior unsecured notes due 2031, subject to market and other conditions. The notes will be offered and sold to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be jointly and severally guaranteed on a senior unsecured basis by all of Viasat’s future domestic restricted subsidiaries that guarantee its existing revolving credit facility.

In connection with the closing of the previously announced Inmarsat acquisition, Viasat entered into a $733.4 million unsecured bridge loan facility (the “Bridge Facility”), which was fully drawn. Viasat intends to use the net proceeds from this offering, together with cash on hand, to repay the Bridge Facility in full.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities, and no offer, solicitation or sale will be made in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding the proposed offering and the use of proceeds therefrom, and are generally identified with words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words and similar expressions. Such statements reflect management’s current expectations, estimates, forecasts and projections about the industries in which Viasat operates and the beliefs and assumptions of management as of the date of this press release. Factors that could affect Viasat’s forward-looking statements include, among other things, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the offering. In addition, please refer to the risk factors contained in Viasat’s SEC filings available at www.sec.gov, including Viasat’s most recent Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Viasat undertakes no obligation to update or revise any forward-looking statements for any reason.

Viasat, Inc. Contacts:

Jonathan Sinnatt, External Communications, +44 (0)788 960 5272, jonathan.sinnatt@inmarsat.com; Paul Froelich/Peter Lopez, Investor Relations, +1 (760) 476-2633, IR@viasat.com

# # #